EXHIBIT 16.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

October 27, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously the principal accountant for Centenary International Corp., and reviewed the June 30, 2009 financial statements of the Company prior to our resignation on October 26, 2009.

We have read the Company’s statements included under Exhibit 16.1 of its Form 8-K dated October 26, 2009, and we agree with such statements contained therein.

We have no knowledge of the Company’s consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs
Seale and Beers, CPAs

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888) 782-2351

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